Global Financial Services Master Trust, Master Internet Strategies Trust,
    Merrill Lynch Corporate Bond Fund, Inc., Merrill Lynch U.S. High Yield Fund, Inc., Merrill Lynch Global Financial Services Fund, Inc., Merrill
     Lynch Global Utility Fund, Inc., Merrill Lynch High Income Municipal Bond Fund, Inc., Merrill Lynch Municipal Bond Fund, Inc., Merrill Lynch
  Municipal Series Trust, Merrill Lynch Municipal Strategy Fund, Inc., Merrill
     Lynch Senior Floating Rate Fund, Inc., Merrill Lynch Senior Floating Rate Fund II, Inc., Merrill Lynch Strategic Dividend Fund, Mercury Internet
     Strategies Fund, Inc., Merrill Lynch Internet Strategies Fund, Inc., Merrill Lynch Americas Income Fund, Inc., Merrill Lynch Developing Capital
  Markets Fund, Inc., Merrill Lynch Dragon Fund, Inc., Merrill Lynch EuroFund,
     Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Global Bond Fund
      for Investment and Retirement, Mercury Global Holdings Fund, Inc., Merrill Lynch Global SmallCap Fund, Inc., Merrill Lynch Global Technology
   Fund, Inc., Merrill Lynch Global Value Fund, Inc., Merrill Lynch Healthcare
     Fund, Inc., Merrill Lynch International Equity Fund, Merrill Lynch Latin America Fund, Inc., Merrill Lynch Pacific Fund, Inc., Merrill Lynch
   Short-Term Global Income Fund, Inc., Mercury Global Holdings, Inc., The Corporate Fund Investment Accumulation Program, Inc., and The Municipal Fund
                     Investment Accumulation Program, Inc.
                                 P.O. Box 9011
                       Princeton, New Jersey 08543-9011

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                                                              June 28, 2000

Dear Stockholder:

An annual meeting (the "Meeting") of the stockholders of each of the funds listed above (the "Funds") is scheduled for July 10, 2000. Our records indicate that on May 12, 2000, the record date for the Meeting, you were a stockholder of one or more of the Funds. However, due to a processing error, the proxy card or voting instruction form ("voting form") you received in the package of proxy materials originally mailed to you was incorrect. You should have received a separate voting form for each of your accounts rather than a single form covering all your accounts or including accounts not registered in your name. Enclosed, please find corrected voting forms for each of your accounts. If you have already sent in the voting form you first received, your vote will only cover shares held in the first account listed on the form. Please use the enclosed form(s) to vote the shares held in other account(s) registered in your name or to resubmit your vote for all of your accounts. If you have not yet voted, please use the enclosed voting form(s) to vote your shares. You still have time to vote at the meeting and your vote is very important to us. We expect that the Meeting will be adjourned in order to provide all stockholders with additional time to vote their shares.

For your convenience, we have established three easy methods by which to register your vote. Please see the enclosed voting form(s) for a description of the methods you can use to vote your shares.

If you have any questions regarding the Meeting agenda or the execution of your proxy, please call Shareholder Communications Corporation at 1-800-371-9115. We very much regret this error and any inconvenience it may have caused you. Thank you for your prompt attention.